ELECTION FORM:
OFFER TO AMEND OPTIONS
Before signing this election form, please make sure you received, read and understand the documents that make up this offer, including the Offer by The J. G. Wentworth Company to Amend Outstanding Stock Options to Amend Exercise Price and Vesting Schedule (the “Offer to Amend”) and this Election Form.  The offer is subject to the terms of these documents as they may be amended.
The offer amends the exercise price and vesting schedule of eligible options, as described in the Offer to Amend.  If you participate in this offer, you may elect to amend less than all of the eligible options that you hold. This offer expires at 5:00 p.m., Eastern Daylight Time, on August 26, 2016, unless extended.
BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE
OFFER AS SET FORTH IN THE OFFER DOCUMENTS.
If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form.  You may withdraw this election as to some or all of your options by submitting a notice of withdrawal in written form to Stephen A. Kirkwood, EVP, Chief Legal Officer and Corporate Secretary at the address or e-mail address set forth below prior to the expiration of the offer, which will be 5:00 p.m., Eastern Daylight Time, on August 26, 2016, unless extended.
Please check the appropriate box:

☐	Yes, I wish to participate in the offer as to ALL of my eligible option grants.
OR

☐	Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Number of Options	Grant Date

If you elect Yes, all of the applicable options will be irrevocably amended to change the exercise price and vesting schedule, following expiration of the offer.

Option Holder Signature

Option Holder Name (Please print)	Corporate Email Address or Current Valid Email Address	Date and Time
RETURN VIA E-MAIL TO:
skirkwood@jgwentworth.com
OR MAIL (or provide in-person) TO:
The J.G. Wentworth Company, Attn: Stephen A. Kirkwood,
201 King of Prussia Road, Suite 501, Radnor, PA 19087-5148
NO LATER THAN 5:00 P.M., EASTERN DAYLIGHT TIME, ON AUGUST 26, 2016

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